CONSENT OF INDEPENDENT AUDITORS


Lord Abbett U.S. Government Securities Money Market Fund, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No.20 to Registration Statement No. 2-64536 of our report dated July 29,1996 appearing in the annual report to shareholders and to the reference to us under the caption "Financial Highlights" in the Prospectus and to the references to us under the headings of "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.




DELOITTE & TOUCHE LLP

New York, New York
October 28, 1996